Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

AMBRX BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward

Newly Registered Securities

Primary Offering of Securities:

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share (3)	457(o)	—	—	—	—	—

Fees to be Paid	Equity	Preferred Stock (4)	457(o)	—	—	—	—	—

Fees to be Paid	Equity	Depositary Shares (5)	457(o)	—	—	—	—	—

Fees to be Paid	Equity	Warrants (6)	457(o)	—	—	—	—	—

Fees to be Paid	Equity	Subscription Rights (7)	457(o)

Fees to be Paid	Equity	Units (8)	457(o)	—	—	—	—	—

Fees to be Paid	Unallocated (Universal Shelf)	(1)	457(o)	$300,000,000	—	$300,000,000	0.0001476	$44,280

Fees to be Paid	Total Registration Fee:			$300,000,000	N/A	$300,000,000	—	$44,280

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$300,000,000		$44,280

	Total Fees Previously Paid								—

	Total Fee Offsets								—

	Net Fee Due							$44,280

(1)

The amount to be registered consists of up to $300,000,000 of an indeterminate amount of common stock, preferred stock, depositary shares, warrants, units and/or subscription rights. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant that may be issued upon conversion, exercise or exchange, as applicable, of any preferred stock, depositary shares, warrants or subscription rights or settlement of any units registered hereby, or (ii) shares of common stock or preferred stock as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)	Including such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.
(4)	Including such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.
(5)

Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt. In the event Ambrx Biopharma, Inc. elects to offer to the public fractional interests in shares of preferred stock registered hereby, depositary receipts will be distributed to those persons purchasing such fractional interests, and shares of preferred stock will be issued to the depositary under the deposit agreement.

(6)

Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock or units registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(7)

Subscription rights may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock or preferred stock registered hereby. Because the subscription rights will provide a right only to purchase such securities offered hereunder, no additional registration fee is required

(8)

Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

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